Exhibit B-2(h)

SUPPLEMENTAL INSTRUCTIONS
PURSUANT TO
TRUST AGREEMENT
OF RIVER FUEL TRUST #1
DATED DECEMBER 20, 1988

No. 2005-1

                    These Supplemental Instructions are given pursuant to the Trust Agreement, dated as of December 20, 1988 (the "Trust Agreement"), among JPMorgan Chase Bank, N.A. (as successor to Morgan Guaranty Trust Company of New York), as Trustor, The Bank of New York (successor to United States Trust Company of New York), as Trustee, and Entergy Arkansas, Inc., (successor to Arkansas Power & Light Company), as Beneficiary, under which River Fuel Trust #1 (the "Trust") was formed.

                    WHEREAS, the Trust Agreement contemplates the delivery by the Beneficiary to and acceptance by the Trustee of Supplemental Instructions with respect to the execution and delivery of agreements, acceptance of assignments of agreements or rights, acquisitions of properties and entering into certain transactions by the Trust, in accordance with lawful requests of the Beneficiary; and

                    WHEREAS, the Beneficiary now desires to give Supplemental Instructions to the Trustee as herein set forth:

                    NOW, THEREFORE, the Beneficiary hereby gives, and the Trustee by its signature hereto hereby accepts, the following Supplemental Instructions:

            Section 1.    Definitions. For the purpose of these Supplemental Instructions, the capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Trust Agreement.

            Section 2.    Authorization and Direction to Use Best Efforts to Cause the Trust to Accept and/or Execute Documents or Rights. The Trustee is authorized and directed, in the name and on behalf of the Trust, to execute and deliver, and to cause the Trust to perform its duties and obligations under:

  The Credit Agreement, dated as of August 12, 2005 (the "Credit Agreement"), among the Trust, The Bank of New York and the various Lenders parties thereto;

  The Depositary Agreement, dated as of August 12, 2005 (the "Depositary Agreement"), between the Trust and JPMorgan Chase Bank, N.A. and approved by the The Bank of New York;

  The Commercial Paper Dealer Agreement, dated as of August 12, 2005 (the "Dealer Agreement"), between the Trust and Merrill Lynch Money Markets, Inc.; and

  All agreements, certificates and other documents necessary or desirable in connection with the Credit Agreement, the Depositary Agreement and the Dealer Agreement.
            Section 3.    Confirmation of Trust. The Trustee hereby confirms by its execution hereof that the declaration of trust embodied in Section 3 of the Trust Agreement shall apply fully to all rights, estates, properties, assets, payments or proceeds received or obtained by the Trustee pursuant to these Supplemental Instructions, all of which constitute part of the Trust Estate.

            Section 4.    Other Provisions. Except as herein expressly provided, all of the terms and provisions of the Trust Agreement shall as nearly as may be practicable apply to all rights and obligations obtained or incurred by the Trustee or the Trust pursuant to these Supplemental Instructions.

            Section 5.    Acknowledgment. The Beneficiary acknowledges that The Bank of New York is participating in this transaction in multiple capacities: as Trustee of the Trust, as the Administrative Agent and one of the Lenders under the Credit Agreement, and as the Letter of Credit issuer. In addition, an affiliate of The Bank of New York is Co-Lead Arranger and Book Manager under the Credit Agreement. The Beneficiary has no objection to The Bank of New York and its affiliate serving in such multiple capacities, and hereby waives any right it might have to assert any such objection or to challenge the enforceability of any of the documents to which The Bank of New York is a party by reason of The Bank of New York serving in such multiple capacities.

                    IN WITNESS WHEREOF, the parties hereto have executed these Supplemental Instructions on the day and year first below written.

Dated: August 12, 2005

                                                                                                                    ENTERGY ARKANSAS, INC.

                                                                                                                    By: /s/ Frank Williford
                                                                                                                    Name: Frank Williford
                                                                                                                    Title: Assistant Treasurer

ACCEPTED:

THE BANK OF NEW YORK, as Trustee

By: /s/ Louis P. Young____
Name: Louis P. Young
Title: Vice President